Exhibit 99.1

CONTACT:

Investors

PondelWilkinson Inc.

Laurie Berman

310-279-5962

lberman@pondel.com

RENTRAK REPORTS FISCAL 2011 FOURTH QUARTER

AND FULL YEAR FINANCIAL RESULTS

— Fiscal 2011 Cash Flow from Operations Grew 36% from Fiscal 2010 —

— Advanced Media Information (AMI) Division Represents

37% of Total Company Revenues, Up from 28% a Year Ago —

PORTLAND, Ore. (June 9, 2011) — Rentrak Corporation (NASDAQ: RENT), a leader in multi-screen media measurement serving the advertising, television and entertainment industries, today announced financial results for its fiscal fourth quarter and full year ended March 31, 2011.

Fiscal 2011 Fourth Quarter Financial Results

Consolidated revenues for the fourth quarter of fiscal 2011 were $24.7 million, primarily reflecting continued growth in the company’s AMI division. Excluding revenues associated with the company’s acquisitions of $3.2 million for the fiscal 2011 fourth quarter and $1.8 million for the fiscal 2010 fourth quarter, AMI division revenues grew approximately 16 percent. The AMI segment represented 37 percent of Rentrak’s consolidated revenues for the fiscal 2011 fourth quarter, up from 28 percent for the fiscal 2010 fourth quarter. Gross margin in the AMI segment was 62 percent of AMI revenues for the fiscal 2011 fourth quarter, compared with 73 percent for last year’s fourth quarter. AMI gross margin for the fourth quarter of fiscal 2011 was affected by higher fixed costs associated with obtaining data for the company’s TV business.

Revenues in the company’s Home Entertainment business declined approximately 14 percent from the year-ago period to $15.7 million. The decline primarily related to weaker rental titles throughout the industry during the quarter.

($ in millions)	4Q FY11	4Q FY10	Percent Change	FY11	FY10	Percent Change
AMI revenue[1]	$9.0	$6.9	30%	$34.1	$19.8	72%
TV Essentials®	$2.0	$1.3	46%	$6.9	$4.1	70%
Box Office Essentials®[1]	$4.9	$3.5	40%	$18.3	$8.1	124%
OnDemand Essentials®	$1.9	$1.7	13%	$7.7	$6.1	27%

Home Entertainment revenue[2]	$15.7	$18.1	-14%	$63.0	$71.3	-12%

1.	Includes full-quarter contribution from acquisitions of $3.2 million for 4Q FY11 and full year contribution of $11.6 million for FY11.
2.	Includes full-quarter contribution from acquisition of $0.3 million for 4Q FY11 and partial year contribution of $0.3 million for FY11.

“Rentrak successfully strengthened its market position in fiscal 2011 by providing relevant and innovative database measurement services to an expanding roster of clients throughout the advertising, television and entertainment industries,” said Bill Livek, Rentrak’s Chief Executive Officer. “Although our fourth quarter results did not meet my expectations, we are making substantial progress against our plan. From the big screen to the small screen, as consumer viewing habits and technology continue to evolve, Rentrak is deploying its unique census-like measurement platform to help the industry recognize increased value.”

Rentrak Reports Fiscal 2011 Fourth Quarter and Full Year Financial Results

June 9, 2011

Gross margin improved to $10.9 million, or 44 percent of consolidated revenues, for the fiscal 2011 fourth quarter, from $10.4 million, or 41 percent of consolidated revenues, for the same period last year, as the company continued to shift its revenue and profit mix toward its AMI division, which generates higher returns than its Home Entertainment business.

Operating expenses for the fiscal 2011 fourth quarter were $11.7 million, or 47 percent of consolidated revenues, compared with $10.6 million, or 42 percent of consolidated revenues, for the fiscal 2010 fourth quarter. The increase in operating expenses mainly reflected $0.3 million in costs primarily related to the acquisitions of Cine Chiffres and Media Salvation, $0.9 million in recurring operating expenses from EDI, the company purchased by Rentrak in January, 2010, and $0.2 million in increased stock-based compensation expense from the fourth quarter of fiscal 2010, offset by $0.6 million in costs relating to executive changes in the prior year’s fourth quarter.

Operating loss for the fourth quarter of 2011 was $0.8 million, which included the acquisition related expenses and stock-based compensation costs. For the fiscal fourth quarter of last year, operating loss totaled $0.2 million, which included $1.3 million in acquisition and transition costs related to the purchase of EDI, costs associated with changes relating to senior management of $0.6 million and $0.9 million in stock-based compensation costs. Excluding these amounts for both periods, operating income would have been $0.7 million for the fiscal 2011 fourth quarter, compared with $2.5 million for the fiscal 2010 fourth quarter.

Net loss was $789,000, or $0.07 per share, for the fourth quarter of fiscal 2011, compared with net income of $197,000, or $0.02 per diluted share, for the similar period last year. Excluding the costs already mentioned for both periods, net loss for the fiscal 2011 fourth quarter would have been $0.1 million, or $0.01 per share, compared with net income of $2.2 million, or $0.19 per diluted share, for the fourth quarter of fiscal 2010. The reconciliation of these non-GAAP earnings per share (EPS) to EPS, the most comparable financial measure based upon generally accepted accounting principles (GAAP), as well as a further explanation about non-GAAP EPS, is included in the financial tables at the end of this press release.

Adjusted EBITDA for the fiscal 2011 fourth quarter was $1.3 million, the same as for the fiscal 2010 fourth quarter. Excluding the costs already mentioned for both periods, adjusted EBITDA would have been $1.7 million for the fiscal 2011 fourth quarter, compared with $3.2 million for the fiscal 2010 fourth quarter. The reconciliation of adjusted EBITDA to net income, the most comparable financial measure based upon GAAP, as well as a further explanation about adjusted EBITDA, is included in the financial tables at the end of this press release.

Rentrak recorded a tax provision of $0.1 million for the fourth quarter of fiscal 2011, compared with a tax benefit of $0.3 million for the prior year period. The change in tax was primarily due to increases in valuation allowances on foreign deferred tax assets and shifts in the mix of U.S., foreign sourced and tax exempt income.

Rentrak said that it recently achieved several important milestones including:

•

Growing its StationView Essentials product to include two stations from Bonten Media Group, three from Lockwood Broadcast Group, two from London Broadcasting Company, and WDBD-TV, a Fox affiliate in Mississippi. Rentrak now has approximately 75 local TV station clients in 21 station groups.

Rentrak Reports Fiscal 2011 Fourth Quarter and Full Year Financial Results

June 9, 2011

•	Adding time shifted, DVR, ratings to StationView Essentials, an industry first.

•

Increasing its TV Essentials® client base through the addition of Documentary Channel, Hallmark and the Hallmark Movie Channel, Media World, and National Geographic’s WILD and Mundo channels. Rentrak also extended its TV Essentials® relationship with SiTV.

•	Building its leading OnDemand Essentials® client base to include Image Entertainment, Kabillion, Phase 4 Films, Relativity Media, Shaw Media and Tribeca Enterprises.

•

Partnering with Collective to offer an online advertising capability that enables advertisers to support and reinforce their TV campaigns with additional exposures in online video, rich media and display advertising.

•

Licensing its TV Essentials® database to MPG, the U.S. media division of HAVAS, to provide MPG with additional insight to utilize behavioral targeting rather than just demographic targeting during the current upfront television ad buying season.

•	Integrating the first phase of Epsilon anonymous demographic and lifestyle information into Rentrak’s Station View Essentials local TV database measurement service.

•

Signing several new agreements for the integration of the company’s national and local TV database measurement service into the systems of industry-leading software providers Donovan Data Systems, One Domain and STRATA.

•	Authorizing a one-year, $5.0 million share repurchase program.

Fiscal 2011 Full Year Financial Results

Consolidated revenues for fiscal 2011 rose to $97.1 million from $91.1 million for fiscal 2010. AMI revenues grew 72 percent to $34.1 million from $19.8 million last year. Revenues in the company’s Home Entertainment division were $63.0 million, compared with $71.3 million for fiscal 2010.

Operating loss for fiscal 2011 was $2.6 million, compared with $0.9 million for fiscal 2010. The fiscal 2011 operating loss included $2.1 million in non-recurring items and acquisition costs, and $6.7 million in non-cash stock compensation expense. Fiscal 2010 operating income included $2.9 million in non-recurring items and acquisition costs, and $2.4 million in non-cash stock compensation expense. Excluding the non-recurring items, costs associated with acquisitions and stock-based compensation costs for both periods, operating income would have been $6.2 million for fiscal 2011, compared with $4.4 million for fiscal 2010.

The fiscal 2011 net loss was $767,000, or $0.07 per share, compared with net income of $576,000, or $0.05 per diluted share, for fiscal 2010. Excluding the costs and stock-based compensation expense already described for both periods, net income would have been $4.7 million, or $0.43 per diluted share, for fiscal 2011, compared with $4.4 million, or $0.40 per diluted share, for the prior year. The reconciliation of these non-GAAP earnings per share (EPS) to EPS, the most comparable financial measure based upon generally accepted accounting principles (GAAP), as well as a further explanation about non-GAAP EPS, is included in the financial tables at the end of this press release.

Adjusted EBITDA rose to $7.7 million for fiscal 2011, from $3.8 million for fiscal 2010. Excluding the costs described above and non-cash stock compensation for both years, adjusted EBITDA would have been $9.7 million for fiscal 2011, compared with $6.7 million for fiscal 2010. The reconciliation of adjusted EBITDA to net income, the most comparable financial measure based upon GAAP, as well as a further explanation about adjusted EBITDA, is included in the financial tables at the end of this press release.

The company said that it generated strong cash from operating activities for fiscal 2011. Cash flow from operating activities increased 36% to $5.4 million for fiscal 2011, compared with $4.0 million for fiscal 2010.

Rentrak’s cash, cash equivalents and marketable securities balance rose to $26.4 million at March 31, 2011, from $19.9 million at March 31, 2010.

Rentrak Reports Fiscal 2011 Fourth Quarter and Full Year Financial Results

June 9, 2011

Conference Call

Rentrak will hold a conference call at 5:00 p.m. (ET)/2:00 p.m. (PT) today to discuss its 2011 fourth quarter and full year financial results. Shareowners, members of the media and other interested parties may participate in the call by dialing 877-941-8609 from the U.S. or Canada, or 480-629-9818 from international locations, passcode 4441419. This call is being webcast and can be accessed at Rentrak’s web site at www.rentrak.com where it will be archived through June 8, 2012. An audio replay of the conference call is available through midnight June 16, 2011 by dialing 800-406-7325 from the U.S. or Canada, or 303-590-3030 from international locations, passcode 4441419.

About Rentrak Corporation

Rentrak (NASDAQ: RENT) is a global digital media measurement and research company, serving the most recognizable companies in the entertainment industry. With a reach across numerous platforms including box office, multi-screen television, and home video, Rentrak has developed more efficient metrics to be used as database currencies for the evaluation and selling of media. Rentrak is headquartered in Portland, Oregon, with additional U.S. and international offices. For more information on Rentrak, please visit www.rentrak.com.

Safe Harbor Statement

The foregoing paragraphs contain forward-looking statements within the meaning of the federal securities laws, including, without limitation, execution of the company’s business plan and the growing importance of its database, or census-like, measurement services. These forward-looking statements are based on Rentrak’s current expectations, estimates and projections about its business and industry, management’s beliefs, and certain assumptions, all of which are subject to change. Forward-looking statements are not guarantees of future performance and Rentrak’s actual results may differ significantly as a result of a number of factors, including customer demand for movies in various media formats subject to company guarantees, the company’s ability to attract new revenue-sharing customers and retain existing customers, the company’s success in maintaining its relationships with studios and other product suppliers, the company’s ability to successfully develop and market new services to create new revenue streams, its ability to successfully integrate acquired businesses, and Rentrak’s customers continuing to comply with the terms of their agreements. Additional factors that could affect Rentrak’s financial results are described in Rentrak’s reports on Form 10-K, 10-Q and other filings with the Securities and Exchange Commission. Results of operations in any past period should not be considered indicative of the results to be expected for future periods.

RENTF

# # #

(Financial Tables Follow)

Rentrak Reports Fiscal 2011 Fourth Quarter and Full Year Financial Results

June 9, 2011

Rentrak Corporation and Subsidiaries

Consolidated Income Statements

(In thousands, except per share amounts)

	For the Three Months Ended March 31,		For the Twelve Months Ended March 31,
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
Revenue	$24,679	$25,006	$97,088	$91,076
Cost of Sales	13,769	14,629	54,853	58,277

Gross Margin	10,910	10,377	42,235	32,799

Operating expenses:
Selling and administrative	11,550	10,550	44,319	33,254
Provision for doubtful accounts	159	52	519	469

	11,709	10,602	44,838	33,723

Loss from operations	(799)	(225)	(2,603)	(924)

Other income:
Interest income, net	119	137	470	1,151
Other, net	1	—	125	—

Income (loss) before income taxes	(679)	(88)	(2,008)	227
Provision (benefit) for income taxes	110	(285)	(1,241)	(349)

Net income (loss)	$(789)	$197	$(767)	$576

Basic net income (loss) per share	$(0.07)	$0.02	$(0.07)	$0.05

Diluted net income (loss) per share	$(0.07)	$0.02	$(0.07)	$0.05

Shares used in per share calculations:
Basic	11,180	10,607	10,962	10,527

Diluted	11,180	11,172	10,962	11,013

Rentrak Reports Fiscal 2011 Fourth Quarter and Full Year Financial Results

June 9, 2011

Rentrak Corporation and Subsidiaries

Consolidated Balance Sheets

(In thousands, except per share amounts)

	March 31,
	2011	2010
	(Unaudited)	(Audited)
Assets
Current Assets:
Cash and cash equivalents	$3,821	$2,435
Marketable securities	22,556	17,490
Accounts and notes receivable, net of allowances for doubtful accounts of $645 and $565	16,713	19,862
Taxes receivable and prepaid taxes	1,726	1,235
Deferred income taxes	152	—
Other current assets	1,091	916

Total Current Assets	46,059	41,938

Property and equipment, net of accumulated depreciation of $13,750 and $10,985	8,834	7,569
Deferred tax assets	1,242	—
Goodwill	5,222	3,396
Other intangible assets, net of accumulated amortization of $724 and $76	14,122	11,344
Other assets	696	559

Total Assets	$76,175	$64,806

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$7,223	$6,170
Accrued liabilities	3,022	1,174
Accrued compensation	6,144	2,543
Deferred income tax liabilities	—	68
Deferred revenue	1,210	1,356

Total Current Liabilities	17,599	11,311

Deferred rent, long-term portion	942	924
Deferred income tax liabilities	—	328
Taxes payable, long-term	1,261	1,015

Total Liabilities	19,802	13,578

Commitments and Contingencies	—	—

Stockholders’ Equity:
Preferred stock, $0.001 par value; 10,000 shares authorized; none issued	—	—
Common stock, $0.001 par value; 30,000 shares authorized; shares issued and outstanding:
11,243 and 10,595	11	11
Capital in excess of par value	54,358	48,887
Accumulated other comprehensive income	530	89
Retained earnings	1,474	2,241

Total Stockholders’ Equity	56,373	51,228

Total Liabilities and Stockholders’ Equity	$76,175	$64,806

Rentrak Reports Fiscal 2011 Fourth Quarter and Full Year Financial Results

June 9, 2011

Rentrak Corporation and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

	For the Twelve Months Ended March 31,
	2011	2010	2009
	(Unaudited)	(Audited)	(Audited)
Cash flows from operating activities:
Net income (loss)	$(767)	$576	$5,363
Adjustments to reconcile net income (loss) to net cash flows provided by operating activities:
Tax benefit (expense) from stock-based compensation	1,253	461	(31)
Depreciation and amortization	3,432	2,329	1,750
Gain on disposal of fixed assets	(15)	—	—
Gain on liquidation of foreign investment	(104)	—	—
Impairment of capitalized software projects	8	199	257
Adjustment to allowance for doubtful accounts	80	(32)	25
Stock-based compensation	6,714	2,361	487
Excess tax benefits from stock-based compensation	(3,987)	(332)	(8)
Deferred income taxes	(1,813)	(245)	661
Realized gain on marketable securities	(12)	(374)	—
(Increase) decrease, net of effect of acquisitions, in:
Accounts and notes receivable	2,505	(982)	(1,076)
Taxes receivable and prepaid taxes	(491)	(4)	224
Other current assets	(212)	113	381
Increase (decrease), net of effect of acquisitions, in:
Accounts payable	935	(942)	50
Taxes payable	248	(227)	(723)
Accrued liabilities and compensation	(2,101)	1,659	3
Deferred rent	(23)	(59)	(7)
Deferred revenue and other liabilities	(262)	(549)	659

Net cash provided by operating activities	5,388	3,952	8,015

Cash flows from investing activities:
Purchase of marketable securities	(14,911)	(7,300)	(30,000)
Sale or maturity of marketable securities	9,800	20,200	4,986
Proceeds from the sale of assets	17	—	—
Proceeds from the liquidation of investment	224	—	—
Purchase of property and equipment	(3,591)	(3,703)	(2,953)
Cash paid for acquisitions, net of cash acquired	(1,930)	(16,659)	—

Net cash used in investing activities	(10,391)	(7,462)	(27,967)

Cash flows from financing activities:
Issuance of common stock	1,836	1,043	150
Excess tax benefits from stock-based compensation	3,987	332	8
Repurchase of common stock	—	(302)	(2,291)

Net cash provided by (used in) financing activities	5,823	1,073	(2,133)

Effect of foreign exchange translation on cash	566	271	(176)

Increase (decrease) in cash and cash equivalents	1,386	(2,166)	(22,261)

Cash and cash equivalents:
Beginning of year	2,435	4,601	26,862

End of year	$3,821	$2,435	$4,601

Supplemental information:
Income taxes paid	$156	$384	$810
Income tax refunds	264	643	1
Deferred gain related to forgiven loan for capital assets	—	—	967
Capitalized stock-based compensation	474	36	—

Rentrak Reports Fiscal 2011 Fourth Quarter and Full Year Financial Results

June 9, 2011

Rentrak Corporation and Subsidiaries

Information by Segment

(Unaudited)

(in thousands)

		For the Three Months		For the Twelve Months
		Ended March 31,		Ended March 31,
		2011	2010	2011	2010
HOME	Sales to external customers	$15,650	$18,084	$63,000	$71,252
ENTERTAINMENT	Gross margin	$5,292	$5,339	$19,359	$19,821

AMI	Sales to external customers	$9,029	$6,922	$34,088	$19,824
	Gross margin	$5,618	$5,038	$22,876	$12,978

Total	Sales to external customers	$24,679	$25,006	$97,088	$91,076
	Gross margin	$10,910	$10,377	$42,235	$32,799

Rentrak Reports Fiscal 2011 Fourth Quarter and Full Year Financial Results

June 9, 2011

Rentrak Corporation

Reconciliation of GAAP and Non-GAAP Financial Measures

Adjusted EBITDA

(Unaudited)

(in thousands)

	For the Three Months Ended March 31,		For the Twelve Months Ended March 31,
	2011	2010	2011	2010
Net Income (loss)	$(789)	$197	$(767)	$576
Adjustments:
Provision (benefit) for income taxes	110	(285)	(1,241)	(349)
Interest income, net	(119)	(137)	(470)	(1,151)
Depreciation and amortization	1,040	687	3,432	2,329
Stock-based compensation	1,064	882	6,714	2,361

Adjusted EBITDA	$1,306	$1,344	$7,668	$3,766

About Adjusted EBITDA

From time to time, we may refer to Adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation, Amortization and Stock-based Compensation) in our conference calls and discussions with analysts in connection with our reported historical financial results. Adjusted EBITDA does not represent cash flows from operations as defined by generally accepted accounting principles (“GAAP”), is not derived in accordance with GAAP and should not be considered by the reader as an alternative to net income (the most comparable GAAP financial measure to Adjusted EBITDA). The reconciliation of GAAP and Non-GAAP financial measures for the three and twelve month periods ended March 31, 2011 and 2010 are included in the above table. Management of the Company believes that Adjusted EBITDA is helpful as an indicator of the current financial performance of the Company and its capacity to operationally fund capital expenditures and working capital requirements. Due to the nature of the Company’s internally-developed software policies and the Company’s use of stock-based compensation, the Company incurs significant non-cash charges for depreciation, amortization and stock-based compensation expense that may not be indicative of its operating performance from a cash perspective. Therefore, the Company believes that using the measure of Adjusted EBITDA will help provide a better understanding of the Company’s underlying financial performance and ability to generate cash flows from operations.

Rentrak Reports Fiscal 2011 Fourth Quarter and Full Year Financial Results

June 9, 2011

Rentrak Corporation and Subsidiaries

Reconciliation of GAAP and Non-GAAP Financial Measures

Non-GAAP Diluted EPS

(Unaudited)

For the Three Months Ended March 31,
	2011		2010
Diluted EPS, as reported	$(0.07)	Diluted EPS, as reported	$0.02
One-time items:		One-time items:
	—	Severance	0.03

Total non-recurring items	—	Total non-recurring items	0.03
Acquisitions	0.02	Acquisitions	0.08
Stock-based compensation	0.04	Stock-based compensation	0.06

Total one-time items, acquisition costs and stock-based compensation	0.06	Total one-time items, acquisition costs and stock-based compensation	0.17

Diluted EPS, non-GAAP	$(0.01)	Diluted EPS, non-GAAP	$0.19

For the Twelve Months Ended March 31,
	2011		2010
Diluted EPS, as reported	$(0.07)	Diluted EPS, as reported	$0.05
One-time items:		One-time items:
Severance	0.01	Severance	0.06
	—	Organizational changes	0.02

Total non-recurring items	0.01	Total non-recurring items	0.08
Acquisitions	0.11	Acquisitions	0.11
Stock-based compensation	0.38	Stock-based compensation	0.16

Total one-time items, acquisition costs and stock-based compensation	0.50	Total one-time items, acquisition costs and stock-based compensation	0.35

Diluted EPS, non-GAAP	$0.43	Diluted EPS, non-GAAP	$0.40

From time to time, Management may refer to “non-GAAP diluted EPS” in our conference calls and discussions with analysts in connection with the Company’s reported historical financial results. This financial measure does not represent diluted EPS as defined by generally accepted accounting principles (“GAAP”), is not derived in accordance with GAAP and should not be considered by the reader as an alternative to reported diluted EPS. The reconciliation of GAAP and Non-GAAP financial measures for the three and twelve month periods ended March 31, 2011 and 2010, is included in the above table. Management of the Company believes that non-recurring items, acquisition costs and stock-based compensation should be factored out of reported EPS in order to provide a more useful indicator of the current financial performance of the Company. Due to the nature of the Company’s equity and stock-based compensation plans , costs associated with acquisitions and items which are considered nonrecurring in nature, the Company’s diluted EPS, which includes these items, may not be indicative of its on-going operating performance. Therefore, the Company believes that using the measure of “non-GAAP diluted EPS” may help provide a better understanding of the Company’s underlying financial performance.